Exhibit 99.1
September 20, 2007
Commerce Energy, Inc.
Commerce Energy Group, Inc.
600 Anton Boulevard, Suite 200
Costa Mesa, California 92626
Ladies and Gentlemen:
     Reference is made to that certain Loan and Security Agreement dated June 8, 2006 as amended (the “Loan Agreement”) among Commerce Energy, Inc., a California corporation (“Borrower”), Commerce Energy Group, Inc., a Delaware corporation (“Parent”), the parties thereto as Lenders (“Lenders”) and Wachovia Capital Finance Corporation (“Western”), a California corporation, in its capacity as agent for Lenders (“Agent”). Unless otherwise defined in this letter, any capitalized terms defined in the Loan Agreement shall have the same meanings as used herein.
     You have requested that on a temporary basis the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding under the Loan Agreement be permitted to exceed the Borrowing Base as calculated without giving effect to the Reserves provided in Section 2.2(c) thereof with respect to Letter of Credit Obligations (as so calculated, the “Gross Borrowing Base”). We are willing to accommodate such request upon the terms and conditions set forth below.
     During the period from the date of this letter until October 5, 2007, and subject to the terms and conditions of the Loan Agreement, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding under the Loan Agreement shall be permitted to exceed the Gross Borrowing Base but only by an amount equal to the sum of ten (10%) percent of the Eligible Unbilled Accounts plus five (5%) percent of the Eligible Cash Collateral (it being understood and agreed that such aggregate outstanding principal amount shall in no event exceed the Revolving Loan Limit during such period). Additionally, during such period, Borrower shall not be required to maintain the Excess Availability as provided in Section 9.17.1 of the Loan Agreement. Except as otherwise agreed in writing by Agent and/or Lenders pursuant to the Loan Agreement, Borrower shall cause the aggregate outstanding principal amount of the Revolving Loans and Letter of Credit Obligations to be equal to or less than the Gross Borrowing Base at all times after October 5, 2007, and after that date, the temporary financial accommodations provided above shall be of no further force or effect, provided that the Excess Availability that Borrower shall be required to maintain under Section 9.17.1 of the Loan Agreement shall be $2,500,000 at all times from October 6, 2007 through and including October 30, 2007 and at all times from November 1, 2007 through and including November 30, 2007, $5,000,000 on October 31, 2007, and $10,000,000 at all times on and after December 1, 2007.
     We understand that you will be requesting additional financial accommodations from us for periods on and after October 6, 2007. To enable us to evaluate any such request, you will furnish us by October 19, 2007, with your business plan and your projected financial statements (on a month by month basis) through July 31, 2008.

     In consideration of the temporary financial accommodations provided above, Borrower shall pay Agent an accommodation fee in the amount of $50,000 for the benefit of Lenders based upon their respective Pro Rata Shares, which fee is fully earned by Lenders as of, and due and payable by Borrower on, the date of this letter.
     This letter shall supplement the Loan Agreement, and except as specifically provided above, all of the terms and conditions of the Loan Agreement and other Financing Agreements shall continue to be in full force and effect and are hereby ratified and confirmed in all respects.
     The effectiveness of this letter shall be subject to the due execution and delivery hereof by each of the Borrower, Parent, Lenders and Agent, and upon such due execution and delivery, this letter shall be deemed a binding agreement among them.

Very truly yours, WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and Lender
By:	/s/ CARLOS VALLES
Carlos Valles, Director

Accepted and Agreed as of this 20th day of September 2007: COMMERCE ENERGY, INC.
By:	/s/ KENNETH L. ROBINSON
	Name:	Kenneth L. Robinson
	Title:	Assistant Treasurer and Secretary

COMMERCE ENERGY GROUP, INC.
By:	/s/ KENNETH L. ROBINSON
	Name:	Kenneth L. Robinson
	Title:	Vice President and Controller

THE CIT GROUP/BUSINESS CREDIT, INC., As Lender
By:	/s/ MARK J. LONG
	Name:	Mark J. Long
	Title:	Vice President